UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2015 (December 9, 2015)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)
(716) 826-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement	3
Item 8.01 Other Events	3
Item 9.01 Financial Statements and Exhibits	4
SIGNATURE	5
EX - 10.1
EX - 99.1

Item 1.01 Entry into a Material Definitive Agreement
On December 9, 2015, Gibraltar Industries, Inc. (the “Company”) and its wholly-owned subsidiary Gibraltar Steel Corporation of New York (“GSCNY”), as borrowers, entered into the Fifth Amended and Restated Credit Agreement with a syndicate of twelve banks led by KeyBank National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., M&T Bank, Citizens Bank, N.A., and PNC Bank National Association (the “Fifth Amendment and Restatement”). The Fifth Amendment and Restatement amends and restates the Company’s existing credit facility.
The Fifth Amendment and Restatement provides for a revolving credit facility and letters of credit in an aggregate amount of $300 million. The Fifth Amendment and Restatement provides the Company with more flexibility by allowing for the Company to request additional financing from the banks to increase the revolving credit facility to $500 million or enter into a term loan of up to $200 million subject to conditions set forth in the Fifth Amendment and Restatement. As of December 9, 2015, the Company did not have any amounts outstanding under its revolving credit facility.
There are three financial covenants contained in the Fifth Amendment and Restatement, which require: (i) a Maximum Senior Secured Leverage Ratio of 3.25x; (ii) a Maximum Total Leverage Ratio of 4.50x; and (iii) a Minimum Interest Coverage Ratio of 3.00x (each, as defined in the Fifth Amendment and Restatement).
The Fifth Amendment and Restatement has an initial applicable interest rate of the London Interbank Offering Rate (“LIBOR”) plus 1.75%. Borrowings under the Fifth Amendment and Restatement bear interest, at the Company’s option, at a rate equal to an applicable margin over (a) a base rate determined by reference to the highest of (1) the prime rate, (2) the federal funds rate plus 0.50 % and (3) the one month LIBOR plus 1.0%, or (b) one, two, three or six month LIBOR. The applicable margin ranges from .025% to 1.25% for base rate loans and from 1.25% to 2.25% for LIBOR loans based on the Total Leverage Ratio. In addition to the foregoing, the revolving credit facility is subject to an annual commitment fee calculated as an initial amount of 0.25% of the daily average undrawn balance of the revolving credit facility. The undrawn commitment fee ranges between 0.20% and 0.30% based on the Total Leverage Ratio.
The Fifth Amendment and Restatement provides that the maturity date for the revolving credit facility is December 9, 2020, on which date, the facility will terminate. All borrowings under the facility must be repaid on or before the maturity date.
Borrowings under the Fifth Amendment and Restatement are secured by trade receivables, inventory, personal property, equipment, and certain real property of the Company’s significant domestic subsidiaries. The Fifth Amendment and Restatement is guaranteed by each of the Company’s significant domestic subsidiaries.
The Fifth Amendment and Restatement contains numerous affirmative and negative covenants and events of default which should be reviewed for a complete understanding of the Fifth Amendment and Restatement.

The foregoing description of the Fifth Amendment and Restatement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Fifth Amendment and Restatement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
The Fifth Amendment and Restatement has been filed to provide investors and security holders with information regarding its terms, provisions, conditions, and covenants and is not intended to provide any other factual information respecting the Company or its subsidiaries. In particular the Fifth Amendment and Restatement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transaction. The assertions embodied in those representations and warranties may be qualified or modified by information in disclosure schedules that the parties have exchanged in connection with executing the Fifth Amendment and Restatement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this document, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors and security holders should not rely on the representations and warranties in these documents as characterizations of the actual state of any fact or facts.
Item 8.01 Other Events
A copy of the Company’s December 10, 2015 press release announcing the execution of the Fifth Amendment and Restatement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The information in this Form 8-K under the captions Items 1.01, 8.01, and 9.01, including the Release, shall not be deemed

“filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, unless the Company specifically incorporates it by reference in a document filed under the Securities Act or the Exchange Act.

Item 9.01    Financial Statements and Exhibits
(a)-(c)    Not Applicable
    (d)    Exhibits:

Exhibit No.	Description

10.1
Fifth Amended and Restated Credit Agreement dated December 9, 2015 among Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York, as borrowers, the lenders parties thereto, KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc. as joint lead arranger, JPMorgan Chase Bank, N.A., as joint lead arranger, Bank of America, N.A., as co- documentation agent, M&T Bank, as co-documentation agent, Citizens Bank, N.A., as co-documentation agent, and PNC Bank, National Association, as co-documentation agent

99.1	Earnings Release issued by Gibraltar Industries, Inc. on December 10, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR INDUSTRIES, INC.
Date: December 15, 2015
	By:	/s/ Timothy F. Murphy
Timothy F. Murphy
Vice President, Treasurer and Secretary